Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Nasdaq Grants Adamis Pharmaceuticals’ Request for Extension to Comply with Continued Listing Requirements

SAN DIEGO, February 22, 2023 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP), a commercial-stage biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including opioid overdose, allergy, respiratory and inflammatory disease, today announced that the Nasdaq Hearings Panel (the “Panel”) has granted the Company’s request for continued listing on Nasdaq, pursuant to an extension through June 26, 2023 to evidence compliance with the $1.00 bid price requirement and its continued compliance with all other applicable criteria for continued listing on the Nasdaq Capital Market (the “Compliance Period”).

The Company’s continued listing is subject to the Company’s satisfaction of certain interim milestones, including the timely undertaking of certain corporate actions during the Compliance Period, including seeking shareholder approval for a reverse stock split of the Company’s common stock, and effecting a reverse stock split if required to achieve a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days prior to the expiration of the Compliance Period.

“We are most appreciative that the Panel has provided us with this extension,” said David J. Marguglio, Chief Executive Officer of Adamis. “We are committed to using our best efforts to take the actions required to satisfy the terms of the Panel’s extension and regain compliance with the Nasdaq listing standards. And at the appropriate time, I look forward to providing an update concerning the strategic and financing alternatives process that we first announced in early October 2022.”

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including opioid overdose, allergy, respiratory and inflammatory disease. The Company’s  ZIMHI® (naloxone) Injection product is approved for the treatment of opioid overdose. The Company’s SYMJEPI® (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis. For additional information about Adamis Pharmaceuticals, please visit our website and follow us on Twitter and LinkedIn.

Contact:

Adamis Investor Relations

Robert Uhl

Managing Director

ICR Westwicke

619.228.5886

robert.uhl@westwicke.com